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                                                                     EXHIBIT 5.1

                                LATHAM & WATKINS
                       633 West Fifth Street, Suite 4000
                         Los Angeles, California 90071


                                August 16, 1996



Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, California 90210


     Re:  Hilton Hotels Corporation, a Delaware corporation
          -------------------------------------------------
          Registration Statement on Form S-4
          ----------------------------------


Ladies and Gentlemen:

     In connection with the registration by Hilton Hotels Corporation, a Delaware corporation (the "Company"), of shares of common stock of the Company, par value $2.50 per share (the "Shares") and shares of Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock (the "PRIDES"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on August 19, 1996 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of each of the Shares and the PRIDES. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

     Subject to the foregoing, it is our opinion that, after approval of the Agreement and Plan of Merger by and between the Company and Bally Entertainment Corporation, dated as of June 6, 1996, as amended, by the
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shareholders of the Company in the manner contemplated by the Registration
Statement and the amendment of the Company's Restated Certificate of Incorporation in the manner contemplated by the Registration Statement, each of the Shares and the PRIDES will have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

     This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Counsel."

                                         Very truly yours,


                                         /s/ Latham & Watkins

                                         LATHAM & WATKINS